Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-187884 on Form S-8 and in Registration Statement Nos. 333-202431 and 333-202434 on Form S-3 of our reports dated February 25, 2016, relating to the consolidated financial statements of Taylor Morrison Home Corporation, and the effectiveness of Taylor Morrison Home Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Taylor Morrison Home Corporation for the year ended December 31, 2015.
/s/ Deloitte & Touche LLP
Phoenix, Arizona
February 25, 2016